Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated June 5, 2024, relating to the consolidated balance sheet of Momentus Inc. and Subsidiaries as of December 31, 2023, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which appears in Momentus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
December 23, 2024